Exhibit 99.1

Press / Investor Contact:

Bonnie Ortega

VP – Corporate Communications

Cardium Therapeutics, Inc.

Tel: (858) 436-1018

Email: InvestorRelations@cardiumthx.com

CARDIUM EXCHANGE LISTING COMPLIANCE PLAN ACCEPTED BY NYSE MKT

SAN DIEGO, CA – January 16, 2013 – Cardium Therapeutics (NYSE MKT: CXM) today reported that its exchange listing compliance plan submitted on December 6, 2012 has been accepted by the NYSE MKT.

As previously reported, a communication from the staff of the company’s current listing exchange indicated that the company was considered to be noncompliant with certain listing requirements based on its quarterly report for the period ended September 30, 2012, and provided that the company should submit a plan to staff of the exchange that would reestablish compliance with the NYSE MKT listing requirement by March 31, 2013. On December 6, 2012, the company reported that it had submitted a plan designed to reestablish compliance with the exchange’s requirement in advance of the March 31, 2013 timeframe, and the plan has now been accepted by the listing exchange.

The notification received from the listing exchange had no current effect on the listing of the company’s shares on the exchange. Rather the company was afforded the opportunity to submit a plan pursuant to which the company would seek to establish compliance with the requirements of Section 1003(a)(iv) of the exchange’s company guide by March 31, 2013. Additional information and provisions regarding the NYSE MKT requirements are found in Part 10 of its company guide. The company will be subject to periodic review by the exchange staff during the period covered by the plan. Failure to make progress consistent with the plan or to regain compliance with the continued listing standards by the end of the applicable extension periods could result in the company’s shares being delisted from the exchange. If the company’s common stock was not traded on the NYSE MKT, it would be expected to trade on the OTCQX, an alternative regulated quotation service that provides quotes, sale prices and volume information in over-the-counter equity securities. The company’s common stock was traded on the OTC until July 2007, when the company elected to instead list its shares on the American Stock Exchange.

About Cardium

Cardium is an asset-based health sciences and regenerative medicine company focused on the acquisition and strategic development of innovative products and businesses with the potential to address significant unmet medical needs and having definable pathways to commercialization, partnering or other economic monetizations. Cardium’s current portfolio includes the Tissue Repair Company, Cardium Biologics, and the Company’s newly-acquired To Go Brands® nutraceutical business. The Company’s lead commercial product, Excellagen® topical gel for wound care management, has received FDA clearance for marketing and sale in the United States. Cardium’s lead clinical development product candidate Generx® is a DNA-based angiogenic biologic intended for the treatment of patients with myocardial ischemia due to coronary artery disease. To Go Brands® develops, markets and sells dietary supplements through established regional and national retailers. In addition, consistent with its capital-efficient business model, Cardium continues to actively evaluate new technologies and business opportunities. News from Cardium is located at www.cardiumthx.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control and may cause actual results to differ materially from stated expectations. For example, there can be no assurance that the company will satisfy the requirements of its compliance plan and will otherwise continue to satisfy the listing requirements of its exchange or that its shares can continue to be listed on a national exchange, that planned product development efforts and clinical studies can be performed in an efficient and effective manner, that regulatory approvals can be obtained in a timely manner or at all, that partnering, distribution or other commercialization efforts can be achieved, that our products or proposed products will prove to be sufficiently safe and effective, that our products or product candidates will not be unfavorably compared to competitive products that may be regarded as safer, more effective, easier to use or less expensive, that third parties on whom we depend will behave as anticipated, or that necessary regulatory approvals will be obtained. Actual results may also differ substantially from those described in or contemplated by this press release due to risks and uncertainties that exist in our operations and business environment, including, without limitation, risks and uncertainties that are inherent in the development, testing and marketing of biologics, medical devices and other products, and the conduct of human clinical trials, including the timing, costs and outcomes of such trials, whether our efforts to launch new products and expand our markets will be successful or completed within the time frames contemplated, our dependence upon proprietary technology, our ability to obtain necessary funding, regulatory approvals and qualifications, our history of operating losses and accumulated deficits, our reliance on collaborative relationships and critical personnel, and current and future competition, as well as other risks described from time to time in filings we make with the Securities and Exchange Commission. We undertake no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof.

Copyright 2013 Cardium Therapeutics, Inc. All rights reserved.

For Terms of Use Privacy Policy, please visit www.cardiumthx.com.

Cardium Therapeutics®, Generx®, Cardionovo®, Tissue Repair™, Gene Activated Matrix™, GAM™, Excellagen®, Excellarate™, Osteorate™, MedPodium®, Appexium®, Linée®, Alena®, Cerex®, D-Sorb™, Neo-Energy®, Neo-Carb Bloc®, Neo-Chill™, and Nutra-Apps® are trademarks of Cardium Therapeutics, Inc. or Tissue Repair Company. To Go Brands® is a trademark of To Go Brands, Inc.

Other trademarks belong to their respective owners.